Exhibit 21.01
SUBSIDIARIES OF CHOICE HOTELS INTERNATIONAL, INC.

Choice Hotels International, Inc., a Delaware corporation, had the domestic and international subsidiaries shown below as of December 31, 2020. Certain U.S. subsidiaries are not named because they were not significant in the aggregate. Choice Hotels International, Inc. has no parent.

Name of Subsidiary	Jurisdiction of Organization

AF Holding Subsidiary Corporation	Delaware

CH 32 W. Randolph LLC	Delaware

CH Avion Burbank LLC	Delaware

CH Broad Street LLC	Delaware

CH Lady Street Columbia LLC	Delaware

CH Oakland Airport LLC	Delaware

CHH VM 2010 LLC	Delaware

CHI COH Holding Company LLC	Delaware

Choice Hospitality (India) Pvt. Ltd.	India

Choice Hotels (Barbados) 1, SRL	Barbados

Choice Hotels (Barbados) 2, SRL	Barbados

Choice Hotels Asia-Pac Pty. Ltd.	Australia

Choice Hotels Canada, Inc.	Canada

Choice Hotels de Mexico de R.L. de C.V.	Mexico

Choice Hotels France S.A.S.	France

Choice Hotels Franchise GmbH	Germany

Choice Hotels Insurance Agency, LLC	Maryland

Choice Hotels International Licensing ULC	Canada

Choice Hotels International Services Corp.	Delaware

Choice Hotels Licensing B.V.	Netherlands

Choice International Hospitality Services, Inc.	Delaware

Choice Privileges Loyalty Services, LLC	Delaware

Columbus-Hunt Park Dr. BNK Investors LLC	Delaware

CS 433 Mason LLC	Delaware

CS at Ninth LLC	Delaware

CS HPB, LLC	Delaware

CS MLK New Haven LLC	Delaware

CS NYC Member LLC	Delaware

CS White Plains LLC	Delaware

CS WO LLC	Delaware

FBC-CHI Hotels, LLC	Delaware

FC 632 TCHOUP LLC	Delaware

FC EL Segundo LLC	Delaware

FC Nashville LLC	Delaware

FC Southlake LLC	Delaware

Quality Hotels Limited	United Kingdom

WoodSpring Hotels Franchise Services LLC	Kansas